Exhibit 3.7

AMERICAN BAR ASSOCIATION MEMBERS/

STATE STREET COLLECTIVE TRUST

EIGHTH AMENDED AND RESTATED FUND DECLARATION

LARGE-CAP GROWTH EQUITY FUND

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995 and as further amended as of July 15, 2002 and December 1, 2004 (the “Declaration of Trust”), which authorizes State Street Bank and Trust Company of New Hampshire as trustee (“State Street” or the “Trustee”) of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”) to amend the Fund Declarations of the investment funds established under the Collective Trust, effective as of March 1, 2006 State Street hereby amends and restates the Fund Declaration dated as of April 1, 2003 of the Large-Cap Growth Equity Fund, an investment fund established under the Collective Trust (the “Fund”). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the Fund subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined shall have the meanings set forth in the Declaration of Trust.

1. Investment Objective. The Large-Cap Growth Equity Fund has a primary investment objective of achieving long-term growth of capital and a secondary investment objective of realizing income. The Large-Cap Growth Equity Fund seeks to achieve, over an extended period of time, total returns comparable to or superior to those attained by broad measures of the domestic stock market.

2. Investment Guidelines and Restrictions. The assets of the Fund shall be invested and reinvested primarily in common stocks issued by large capitalization companies (those with market capitalizations greater than $1 billion at the time of investment), provided that the Trustee may invest a portion of the assets of the Fund in other equity-related securities, such as convertible securities, preferred stock and warrants, and may invest all or any portion of the assets of the Fund in accordance with Section 3.03(c) of the Declaration of Trust. The Trustee may also invest in non-equity securities, including investment grade bonds and debentures and high quality short-term instruments, if the Trustee, in the reasonable exercise of its fiduciary discretion, determines that such investments may contribute to the attainment of the Fund’s investment objective. The Trustee shall not invest more than 20% of the assets of the Fund in non-equity securities or in companies that do not meet the market capitalization criteria set forth above, except under the circumstances enumerated in Section 3.03(c) of the Declaration of Trust. The Fund may invest up to 15% of its assets in securities of foreign companies. Securities of non-U.S. companies may be held by the Fund directly or indirectly through American Depositary Receipts or European Depositary Receipts. The Fund may seek to replicate an index, or other basket of securities, that is comprised of securities consistent with the Fund’s objective.

It is the intention of the Trustee not to cause the Fund to invest in derivative securities, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Fund may be issued. The Trustee, subject to consultation with ARF, may in the future review such investment policy.

The Fund will not:

(a)	trade in foreign currency (except transactions incidental to the settlement of purchases or sales of securities for the Fund);

(b)	make an investment in order to exercise control or management over a company;

(c)	make short sales, unless the Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Fund is in a short position;

(d)	trade in commodities or commodity contracts, except futures contracts (including options on futures contracts) with respect to securities and securities indices for hedging purposes or pursuant to the investment policy regarding derivative securities referred to above;

(e)	write uncovered options;

(f)	purchase real estate or mortgages, provided that the Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges or reported on the Nasdaq National Market if such purchases are consistent with the investment objective and restrictions set forth in this Fund Declaration;

(g)	invest in the securities of registered invested companies;

(h)	invest in oil, gas or mineral leases;

(i)	purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions; or

(j)	make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) making loans of portfolio securities.

The Trustee intends to operate the Fund as a “qualifying entity” pursuant to Regulation 4.5 of the Commodity Exchange Act (the “Act”). Therefore, the Fund will limit its positions in commodity futures or option contracts which do not come within the meaning and intent of section 1.3(z)(1) of the Act to positions for which the aggregate initial margin and premiums will not exceed five percent of the net asset value of the Fund.

3. Value of Units of the Fund. The initial value of Units of the Fund was the Unit value as of December 31, 1991 of the units maintained in Separate Account No. 100 under Group Annuity Contract No. AC 2550 effective on August 30, 1984 and issued by The Equitable Life Assurance Society of The United States to the trustees of the American Bar Association Members Retirement Trust and the American Bar Association Members Pooled Trust for Retirement Plans. Effective as of the close of business on February 2, 2001, each Unit of the Fund was divided into ten (10) Units each with a value of one-tenth (1/10th) of the value of a Unit prior to such division, pursuant to Section 4.01 of the Declaration of Trust.

4. Restrictions on Withdrawals. There is no restriction on withdrawal and transfer. A Participating Trust may request withdrawal of any number of Units of the Fund on each Business Day.

5. Trust, Management and Administration Fees. For services rendered as trustee of the Fund, State Street Bank and Trust Company will be entitled to receive compensation in the amount and at the times set forth in Schedule A attached hereto.

6. Investment Advisors. The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing the assets of the Fund. Any such Investment Advisors shall be designated from time to time in Schedule B attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisor will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisor.

7. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE has caused its name to be signed to this Amended and Restated Fund Declaration for the Large-Cap Growth Equity Fund by its proper officer to be effective as of March 1, 2006.

ATTEST:		STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE

By:	/s/ Jeffrey DiNicola	By:	/s/ Shawn P. Currier
Name:	Jeffrey DiNicola	Name:	Shawn P. Currier
Title:		Title:	Vice President

SCHEDULE A

LARGE-CAP GROWTH EQUITY FUND

EIGHTH AMENDED AND RESTATED FUND DECLARATION

For services rendered to the Fund, State Street Bank and Trust Company (“State Street Bank”) shall be entitled to receive with respect to the assets of the Fund a Trust, Management and Administration fee, charged at the following annual rates, which will accrue on a daily basis and will be paid monthly, provided that such fee shall be reduced by the amount of any fee received by State Street Bank (which for these purposes shall not exceed the amount set forth below) on account of the investment of any assets of the Fund in any other collective investment fund, including any other Investment Fund, maintained by State Street Bank and Trust Company of New Hampshire:

Aggregate Value of Assets (excluding for this purpose assets of a

Fund consisting of direct holdings of Units in another Fund)

in the Balanced, Index Equity, Intermediate Bond,

International Equity, Large-Cap Growth Equity,

Large-Cap Value Equity, Mid-Cap Growth Equity,

Mid-Cap Value Equity, Small-Cap Equity, and Stable Asset Return Funds

Rate
First $1.0 billion	.211%
Next $1.8 billion	.067%
Over $2.8 billion	.029%

SCHEDULE B

LARGE-CAP GROWTH EQUITY FUND

EIGHTH AMENDED AND RESTATED FUND DECLARATION

The Trustee has entered into Investment Advisor Agreements for the Fund with the following entities, and such Investment Advisors are entitled to payment of compensation as specified therein:

CAPITAL GUARDIAN TRUST COMPANY

T. ROWE PRICE ASSOCIATES, INC.